Exhibit 99.1

Financial Engines Names New Chief Financial Officer

Craig Foster to Succeed Retiring CFO Ray Sims

SUNNYVALE, Calif.—(BUSINESS WIRE)—August 10, 2017— Financial Engines (NASDAQ: FNGN), the largest independent investment advisor in America1, today announced that Craig Foster, an executive with nearly two decades of experience supporting high-growth companies, will join the Financial Engines team as chief financial officer in September 2017, succeeding Ray Sims, who previously announced his intent to retire. In this role, Mr. Foster will oversee the Company’s finance organization and be a member of the Company’s executive management team, reporting to President and Chief Executive Officer, Larry Raffone.

“We are thrilled to welcome Craig to the Financial Engines team,” said Larry Raffone, president and chief executive officer. “Craig brings with him outstanding experience in corporate finance and operations in Silicon Valley growth companies. Financial Engines will benefit from his strong financial leadership and banking background as we execute on our long-term vision.”

Mr. Foster previously served as chief financial officer at both Amobee from April 2015 to May 2017 and Ubiquiti Networks (NASDAQ: UBNT) from February 2013 to April 2015 where his responsibilities included leading the finance, IR, FP&A and legal functions. Previously, Mr. Foster served as a director in the investment banking group focused on technology infrastructure and software at Credit Suisse from June 2012 to February 2013. From August 2007 to June 2012, he worked at UBS Securities as an executive director in the technology group. Prior to banking, Mr. Foster held various management positions at RBC Capital Markets, LoudCloud, Deloitte Consulting, and PricewaterhouseCoopers.

Mr. Foster holds an M.B.A. in Finance from the Wharton School of Business and a B.A. in Economics from the University of California, San Diego.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people achieve greater financial clarity by providing comprehensive financial planning and professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We currently offer financial help to more than 9.5 million people across over 725 companies (including 150 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, please visit www.financialengines.com.

©1998-2017 Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by Financial Engines Advisors L.L.C. Financial Engines does not guarantee future results.

[1]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).